Exhibit 10.4

EXECUTION VERSION

KKR WAND HOLDINGS CORPORATION

9 West 57th Street, Suite 4200

New York, NY 10019

February 12, 2018

WMIH Corp.

800 Fifth Avenue, Suite 4100

Seattle, Washington 98104

Re: Warrant Exchange

Ladies and Gentlemen:

1. This letter agreement is made as of February 12, 2018, by and between KKR Wand Holdings Corporation, a Cayman Islands exempted company (the “Warrantholder”), and WMIH Corp., a Delaware corporation (the “Company”), and shall be effective as of the consummation of the merger contemplated by the Merger Agreement (as defined below) (the “Closing”).

2. Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) entered into by the Company and Wand Merger Corporation (‘Merger Sub”) with [Eclipse], a Delaware corporation, on the date hereof.

3. As of the date hereof, the Warrantholder holds warrants to purchase, in the aggregate, 61,400,000 shares of common stock of the Company, par value $0.00001 per share (the “Common Stock” and such warrants to purchase the Common Stock, the “Warrants”). Capitalized terms not defined herein shall have the meaning given to such terms in the Warrants. For the avoidance of doubt, it is hereby agreed and understood that, following the exchange of the Warrants for the Warrant Shares as contemplated herein, the Warrants shall be void and of no effect and no Warrants shall be deemed issued or outstanding.

4. In contemplation of the entry into the Merger Agreement by the Company and the Closing, the Company and the Warrantholder hereby agree as follows:

a.	At the Effective Time (as defined in the Merger Agreement) and subject to the conditions to the Closing contained in the Merger Agreement, the Company shall exchange the Warrants for 21,197,619 validly issued, fully paid and non-assessable shares of Common Stock (the “Warrant Shares”).

b.	At the Effective Time and subject to the conditions to the Closing contained in the Merger Agreement, the Company shall effect the exchange by issuing and delivering the Warrant Shares to the Warrantholder, registered in the name of the Warrantholder, and the Warrantholder shall deliver, or cause to be delivered, to the Company the warrant certificate(s) representing the Warrants, duly endorsed for assignment to the Company.

c.	The Company and the Warrantholder agree to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this letter agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

5. The Warrantholder hereby represents, warrants and covenants that:

a.	The Warrantholder has full power and authority to execute and deliver this letter agreement and to perform its obligations hereunder.

b.	Neither the execution and the delivery of this letter agreement or the performance of the Warrantholder’s obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) violate any law to which the Warrantholder is subject; or (ii) result in a breach or violation of any agreement, law, or judgment, order, or decree of any court or governmental agency to which the Warrantholder is a party or by which it is bound or subject, except in the case of clause (ii) for any such breach or violation that would not in any way adversely affect the Warrantholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

c.	Warrantholder owns the Warrants, free of any liens or encumbrance.

d.	Warrantholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Warrant Shares, and has sufficient net worth and income to bear the risk, and can afford the complete loss, of its investment in the Warrant Shares. Warrantholder is exchanging the Warrants for the Warrant Shares for its own account for investment purposes only and without a view to the public distribution or resale thereof or of any interest therein. Warrantholder acknowledges that the exchange of the Warrants for Warrant Shares as contemplated by this letter agreement is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act, and the Warrant Shares may not be resold by the Warrantholder except pursuant to an effective registration statement under the Securities Act or an exemption from registration thereunder and pursuant to registration or qualification (or exemption therefrom) under applicable state securities laws.

e.	No broker, finder or investment banker has been retained or engaged on behalf of the Warrantholder or is entitled to any brokerage, finder’s or other fee, commission or compensation from the Warrantholder in connection with the transactions contemplated by this letter agreement.

f.	Warrantholder has conducted its own independent investigation, review and analysis of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Warrantholder acknowledges and agrees that: (a) in making its decision to enter into this letter agreement and to consummate the transactions contemplated hereby, Warrantholder has relied solely upon its own investigation and the express representations and warranties of the Company set forth in paragraph 6 below and (b) nothing contained in any documents provided or statements made by or on behalf of the Company to Warrantholder is, or shall be relied upon as, a promise or representation by the Company or any other person that any such information is accurate or complete.

6. The Company hereby represents, warrants and covenants that:

a.	The Company has full power and authority to execute and deliver this letter agreement and to perform its obligations hereunder.

b.	Neither the execution and the delivery of this letter agreement or the performance of the Company’s obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) violate any law to which the Company is subject; or (ii) result in a breach or violation of any agreement, law, or judgment, order, or decree of any court or governmental agency to which the Company is a party or by which it is bound or subject, except in the case of clause (ii) for any such breach or violation that would not in any way adversely affect the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

c.	The Warrant Shares issued pursuant to this letter agreement have been duly authorized by all necessary corporate action and when issued pursuant to the terms of this letter agreement will be validly issued, fully paid and nonassessable and free of any liens or encumbrances.

d.	If at any time the Company’s Common Stock shall be listed on any national securities exchange or automated quotation system, the Company will use its commercially reasonable efforts to list, and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, the Warrant Shares.

e.	The Company agrees and acknowledges that all Warrant Shares shall be deemed to be and treated as Registrable Securities under the Investor Rights Agreement, dated as of January 30, 2014, between WMIH Corp., KKR Fund Holdings L.P. and any subsequent stockholder party.

7. The Warrantholder and certain of its affiliates party to that certain letter agreement, dated as of December 8, 2017, by and among the Company and certain affiliates of the Warrantholder, as amended (the “Letter Agreement”) have provided the consent required by

Section 1 of the Letter Agreement to the transactions contemplated by the Merger Agreement and the Warrantholder and KKR Wand Investors Corporation have agreed to execute and deliver that certain voting and support agreement contemplated by the Merger Agreement.

8. This letter agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this letter agreement or any transaction contemplated hereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Paragraph 10 below or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9. Except as otherwise provided herein and subject to Paragraph 12 below, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

10. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice if to the Warrantholder:

KKR Wand Holdings Corporation.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Attention: Chris Harrington

E-mail: chris.harrington@kkr.com

with a copy (which shall not constitute notice to KKR) to:

Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Attention: David Sorkin

E-mail: david.sorkin@kkr.com

if to the Company:

WMIH Corp.

800 Fifth Avenue, Suite 4100

Seattle, Washington 98104

Attention: Charles Edward Smith

E-mail: chad.smith@wamuinc.net

with a copy (which shall not constitute notice to the Company) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Kerry E. Berchem

E-mail: kberchem@AkinGump.com

11. The parties hereto acknowledge and agree that irreparable damage to the other party would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction, injunctions or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this letter agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

12. Nothing in this letter agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this letter agreement.

13. This letter agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

14. This letter agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. This letter agreement may be executed by facsimile signature(s).

15. In the event that any provision of this letter agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this letter agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this letter agreement to any party.

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If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

KKR Wand Holdings Corporation

By:	/s/ Chris Harrington
Name: Chris Harrington
Title: Director

Warrant Exchange Agreement – Signature Page

AGREED TO AND ACCEPTED BY:

WMIH Corp.

By:	/s/ William Gallagher
Name: William Gallagher
Title: CEO

Warrant Exchange Agreement – Signature Page